Exhibit 99.1

Sunnova Reports First Quarter 2021 Financial Results

First Quarter 2021 and Recent Highlights

•Added approximately 8,900 customers in the first quarter, bringing total customer count to 116,400 as of March 31, 2021;
•Reaffirmed full-year 2021 guidance;
•Completed the acquisition of Lennar's residential solar platform SunStreet; and
•Published Inaugural Environmental, Social, and Governance (ESG) Report, detailing the company's ESG strategy and performance.

HOUSTON, April 28, 2021 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the quarter ended March 31, 2021.

"Sunnova's strong first quarter results and continued rapid growth reiterates the power of our business model and capitalization strategy," said William J. (John) Berger, Chief Executive Officer of Sunnova. "Our rapid growth has been made possible through the value of the Sunnova Network, whereby software and services enable aggregation capabilities to create additional value for our customers, dealers and equipment partners.

"Thanks to a solid start to the year, the quick closing of the SunStreet acquisition, and our continued strong customer growth, we are well-positioned for an exciting year ahead."

Mr. Berger added, "At Sunnova, sustainability is not only a core value, but a top priority. From driving innovation in residential solar and storage services to inspiring positive social change in our communities, we are committed to sustainable business practices and to advancing corporate responsibility within the solar industry. To document this commitment, we recently released our inaugural ESG report that reaffirms our commitment to serving all stakeholders. With a local focus and a global vision, Sunnova aims to create a reliable energy future that will transform the world for the better."

First Quarter 2021 Results

Revenue increased to $41.3 million, or by $11.4 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily the result of an increase in the number of customers served.

Total operating expense, net increased to $64.6 million, or by $20.4 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily the result of an increase in the number of customers served, greater depreciation expense, and higher general and administration expense. General and administration expense is higher for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 due to $4.0 million in SunStreet acquisition costs and higher payroll and employee related expense due to an increase in non-cash equity compensation and the hiring of personnel in commercial operations to support growth.

Adjusted Operating Expense increased to $28.5 million, or by $4.9 million, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily the result of an increase in the number of customers served.

Sunnova incurred a net loss of $24.1 million for the three months ended March 31, 2021 compared to a net loss of $77.0 million for the three months ended March 31, 2020. This smaller net loss was primarily the result of lower net interest expense which was driven by decreases in realized losses on interest rate swaps of $31.3 million due to the termination of certain debt facilities in 2020, unrealized losses on interest rate swaps of $26.3 million and debt discount amortization of $2.9 million. These decreases were partially offset by an increase in interest expense of $2.5 million due to an increase in the principal debt balance after entering into new financing arrangements.

Adjusted EBITDA was $12.8 million for the three months ended March 31, 2021 compared to $6.2 million for the three months ended March 31, 2020, an increase of $6.6 million. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $12.3 million and $7.1 million, respectively, for the three months ended March 31, 2021, or by $5.9 million and $2.7 million, respectively, compared to the three months ended March 31, 2020. This overall increase was primarily driven by customer growth increasing at a faster rate than expenses.

Net cash used in operating activities was $49.9 million for the three months ended March 31, 2021 compared to $58.1 million for the three months ended March 31, 2020. This decrease was primarily the result of a decrease in payments to dealers for exclusivity and other bonus arrangements with net outflows of $3.7 million in 2021 compared to $5.3 million in 2020.

Adjusted Operating Cash Flow was $(5.4) million for the three months ended March 31, 2021 compared to $(20.1) million for the three months ended March 31, 2020. This increase was primarily the result of customer growth increasing at a faster rate than cash expenditures.

Liquidity & Capital Resources

As of March 31, 2021, Sunnova had total cash of $263.5 million, including restricted and unrestricted cash.

2021 Guidance

Management reaffirms existing full-year 2021 guidance of:

•Customer additions of 55,000 - 58,000;
•Adjusted EBITDA of $80 million - $85 million;
•Customer principal payments received from solar loans, net of amounts recorded in revenue of $57 million - $63 million;
•Customer interest payments received from solar loans of $28 million - $34 million;
•Adjusted Operating Cash Flow of $20 million - $30 million; and
•Recurring Operating Cash Flow of $(5) million - $5 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow and Recurring Operating Cash Flow as liquidity measures and believe Adjusted Operating Cash Flow and Recurring Operating Cash Flow are supplemental financial measures useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow and Recurring Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. Further, we believe that Recurring Operating Cash Flow allows investors to analyze our ability to service the debt and customer obligations associated with our in-service assets. However, Adjusted Operating Cash Flow and Recurring Operating Cash Flow have limitations as analytical tools because they do not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

First Quarter 2021 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its first quarter 2021 results at 8:30 a.m. Eastern Time, on April 29, 2021. To register for this conference call, please use the link http://www.directeventreg.com/registration/event/7927159.

After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call we suggest registering at a minimum 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 800-585-8367, or for international callers, 416-621-4642. The conference ID for the live call and the replay is 7927159. The replay will be available until June 5, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, the power of our business model and capitalization strategy, the ability to achieve our 2021 operational and financial targets, that we are well-positioned for an exciting year ahead and references to Adjusted EBITDA, customer P&I payments from solar loans, Recurring Operating Cash Flow and Adjusted Operating Cash Flow. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, results of operations and financial position, our competition, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition; the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and the realize expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of March 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash	$150,892	$209,859
Accounts receivable—trade, net	11,802	10,243
Accounts receivable—other	21,536	21,378
Other current assets, net of allowance of $837 and $707 as of March 31, 2021 and December 31, 2020, respectively	192,580	215,175
Total current assets	376,810	456,655

Property and equipment, net	2,446,103	2,323,169
Customer notes receivable, net of allowance of $20,082 and $16,961 as of March 31, 2021 and December 31, 2020, respectively	622,901	513,386
Other assets	310,794	294,372
Total assets (1)	$3,756,608	$3,587,582

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$33,903	$39,908
Accrued expenses	44,309	34,049
Current portion of long-term debt	116,205	110,883
Other current liabilities	22,932	26,013
Total current liabilities	217,349	210,853

Long-term debt, net	1,994,734	1,924,653
Other long-term liabilities	183,618	171,395
Total liabilities (1)	2,395,701	2,306,901

Redeemable noncontrolling interests	137,122	136,124

Stockholders' equity:
Common stock, 108,553,802 and 100,412,036 shares issued as of March 31, 2021 and December 31, 2020, respectively, at $0.0001 par value	11	10
Additional paid-in capital—common stock	1,547,375	1,482,716
Accumulated deficit	(524,511)	(530,995)
Total stockholders' equity	1,022,875	951,731
Noncontrolling interests	200,910	192,826
Total equity	1,223,785	1,144,557
Total liabilities, redeemable noncontrolling interests and equity	$3,756,608	$3,587,582

(1) The consolidated assets as of March 31, 2021 and December 31, 2020 include $1,510,026 and $1,471,796, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $15,532 and $13,407 as of March 31, 2021 and December 31, 2020, respectively; accounts receivable—trade, net of $3,822 and $2,953 as of March 31, 2021 and December 31, 2020, respectively; accounts receivable—other of $813 and $583 as of March 31, 2021 and December 31, 2020, respectively; other current assets of $121,832 and $182,646 as of March 31, 2021 and December 31, 2020, respectively; property and equipment, net of $1,349,815 and $1,257,953 as of March 31, 2021 and December 31, 2020, respectively; and other assets of $18,212 and $14,254 as of March 31, 2021 and December 31, 2020, respectively. The consolidated liabilities as of March 31, 2021 and December 31, 2020 include $35,959 and $32,345, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $3,303 and $2,744 as of March 31, 2021 and December 31, 2020, respectively; accrued expenses of $886 and $827 as of March 31, 2021 and December 31, 2020, respectively; other current liabilities of $3,740 and $3,284 as of March 31, 2021 and December 31, 2020, respectively; and other long-term liabilities of $28,030 and $25,490 as of March 31, 2021 and December 31, 2020, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$41,276	$29,829

Operating expense:
Cost of revenue—depreciation	17,408	12,986
Cost of revenue—other	1,234	1,043
Operations and maintenance	3,620	2,219
General and administrative	42,320	27,893
Other operating income	—	(6)
Total operating expense, net	64,582	44,135

Operating loss	(23,306)	(14,306)

Interest expense, net	8,051	67,318
Interest income	(7,180)	(4,620)
Other income	(113)	—
Loss before income tax	(24,064)	(77,004)

Income tax	—	—
Net loss	(24,064)	(77,004)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	8,919	(5,929)
Net loss attributable to stockholders	$(32,983)	$(71,075)

Net loss per share attributable to common stockholders—basic and diluted	$(0.31)	$(0.85)
Weighted average common shares outstanding—basic and diluted	106,359,220	84,001,151

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(24,064)	$(77,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,543	14,946
Impairment and loss on disposals, net	326	331
Amortization of deferred financing costs	2,164	3,494
Amortization of debt discount	1,720	4,663
Non-cash effect of equity-based compensation plans	7,924	2,690
Unrealized (gain) loss on derivatives	(18,705)	7,596
Unrealized gain on fair value option instruments	(113)	—
Other non-cash items	(3,644)	3,424
Changes in components of operating assets and liabilities:
Accounts receivable	(1,771)	(2,755)
Other current assets	(26,808)	4,124
Other assets	(7,501)	(8,682)
Accounts payable	(756)	13,768
Accrued expenses	10,626	(17,227)
Other current liabilities	(6,869)	(6,446)
Other long-term liabilities	(1,980)	(1,034)
Net cash used in operating activities	(49,908)	(58,112)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(117,459)	(141,231)
Payments for investments and customer notes receivable	(122,532)	(50,448)
Proceeds from customer notes receivable	13,459	6,940
State utility rebates and tax credits	111	135
Other, net	208	289
Net cash used in investing activities	(226,213)	(184,315)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	311,280	583,681
Payments of long-term debt	(174,800)	(408,695)
Payments on notes payable	(2,254)	(2,398)
Payments of deferred financing costs	(6,273)	(10,619)
Payments of debt discounts	(20)	(229)
Proceeds from issuance of common stock, net	(1,037)	(41)
Contributions from redeemable noncontrolling interests and noncontrolling interests	40,802	102,342
Distributions to redeemable noncontrolling interests and noncontrolling interests	(2,833)	(1,373)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(3,146)	(1,295)
Other, net	(28)	(1)
Net cash provided by financing activities	161,691	261,372
Net increase (decrease) in cash and restricted cash	(114,430)	18,945
Cash and restricted cash at beginning of period	377,893	150,291
Cash and restricted cash at end of period	263,463	169,236
Restricted cash included in other current assets	(43,603)	(30,502)
Restricted cash included in other assets	(68,968)	(65,298)
Cash at end of period	$150,892	$73,436

Key Financial and Operational Metrics

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(24,064)	$(77,004)
Interest expense, net	8,051	67,318
Interest income	(7,180)	(4,620)
Depreciation expense	19,543	14,946
Amortization expense	32	9
EBITDA	(3,618)	649
Non-cash compensation expense	7,924	2,690
ARO accretion expense	652	489
Financing deal costs	1	116
Natural disaster losses and related charges, net	—	31
Acquisition costs	4,010	—
Unrealized gain on fair value option instruments	(113)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	614	351
Provision for current expected credit losses	3,313	1,864
Adjusted EBITDA	$12,783	$6,190

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Interest income from customer notes receivable	$7,097	$4,372
Principal proceeds from customer notes receivable, net of related revenue	$12,302	$6,378

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(49,908)	$(58,112)
Principal proceeds from customer notes receivable	13,459	6,940
Financed insurance payments	(2,254)	(2,398)
Derivative origination and breakage fees from financing structure changes	8,936	31,122
Distributions to redeemable noncontrolling interests and noncontrolling interests	(2,833)	(1,373)
Payments to dealers for exclusivity and other bonus arrangements	3,665	5,344
Net inventory and prepaid inventory (sales) purchases	20,854	(1,593)
Payments of non-capitalized costs related to acquisitions	2,051	—
Payments of non-capitalized costs related to equity offerings	609	—
Adjusted Operating Cash Flow	$(5,421)	$(20,070)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$64,582	$44,135
Depreciation expense	(19,543)	(14,946)
Amortization expense	(32)	(9)
Non-cash compensation expense	(7,924)	(2,690)
ARO accretion expense	(652)	(489)
Financing deal costs	(1)	(116)
Natural disaster losses and related charges, net	—	(31)
Acquisition costs	(4,010)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(614)	(351)
Provision for current expected credit losses	(3,313)	(1,864)
Adjusted Operating Expense	$28,493	$23,639
Adjusted Operating Expense per weighted average system	$253	$289

	As of March 31, 2021	As of December 31, 2020
Number of customers	116,400	107,500

	Three Months Ended March 31,
	2021	2020
Weighted average number of systems (excluding loan agreements)	91,800	70,100
Weighted average number of systems with loan agreements	20,800	11,800
Weighted average number of systems	112,600	81,900

	As of March 31, 2021	As of December 31, 2020
	(in millions, except per customer data)
Estimated gross contracted customer value	$3,264	$2,997
Estimated gross contracted customer value per customer	$28,048	$27,887

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include each unique individual possessing an in-service solar energy system with respect to which Sunnova is obligated to perform a service under a written agreement between Sunnova and the individual or between Sunnova and a third party. For all solar energy systems installed by us, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. We do not include in our number of customers any customer under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for the same end of period as we are also including the additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value option instruments and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairment.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable, financed insurance payments and distributions to redeemable noncontrolling interests and noncontrolling interests less derivative origination and breakage fees from financing structure changes, payments to dealers for exclusivity and other bonus arrangements, net inventory and prepaid inventory (sales) purchases, payments of non-capitalized costs related to our IPO, acquisitions and equity offerings and direct sales costs to the extent the related solar energy system is financed through a loan.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairment.

Recurring Operating Cash Flow. We define Recurring Operating Cash Flow as Adjusted Operating Cash Flow less principal payments on our securitizations and corporate capital expenditures, plus sales-related and sales-allocated cash operating expenses and interest expense from our credit warehouses and inventory facility.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Media Relations Manager
Alina.Eprimian@sunnova.com